J.P. Morgan ETF Efficiente 5 Index

Performance Update - April 2014

OVERVIEW
JPMorgan ETF Efficiente 5 Index (the "Index") is a J.P. Morgan strategy that seeks to generate returns through investing in exchange traded funds ("ETFs")
and a cash index to provide exposure to a universe of diverse assets based on the efficient frontier portfolio analysis approach. The Index levels incorporate an adjustment fee of 0.50% per annum.

Hypothetical and Actual Historical Performance -March 31, 2004 to March 31,
2014

Hypothetical and Actual Historical Volatility --September 30, 2004 to March 31,
2014

Key Features of the Index

The strategy is based on a universe of 12 ETFs covering a broad range of assets and geographic regions, and a cash index. Monthly rebalancing of portfolio allocation, with all positions financed by short term borrowing of cash.
Targets a volatility of 5%.
Levels published on Bloomberg under the ticker EEJPUS5E.

 Historical
Performance*  Jan   Feb    Mar   Apr    May    Jun    Jul   Aug   Sep    Oct    Nov   Dec   Full Year
------------ ------ ----- ------ ----- ------ ------ ----- ------ ----- ------ ------ ----- ---------
   2014      -1.68% 1.74% -0.14%                                                            -0.12%
------------ ------ ----- ------ ----- ------ ------ ----- ------ ----- ------ ------ ----- ---------
   2013      -0.37% 0.14% 0.34%  2.93% -4.25% -0.93% 2.21% -1.19% 0.69% 1.25%  0.95%  0.82%  2.41%
------------ ------ ----- ------ ----- ------ ------ ----- ------ ----- ------ ------ ----- ---------
   2012      0.73%  0.28% -0.85% 1.28% -0.39% 1.43%  2.65% 0.27%  0.03% -0.16% 0.75%  0.72%  6.90%
------------ ------ ----- ------ ----- ------ ------ ----- ------ ----- ------ ------ ----- ---------
   2011      -0.15% 1.76% 0.51%  1.38% -0.95% -1.26% 3.89% 3.07%  0.45% 1.44%  0.41%  0.64% 11.62%
------------ ------ ----- ------ ----- ------ ------ ----- ------ ----- ------ ------ ----- ---------
   2010      -0.12% 0.19% 1.84%  2.08% -2.24% 0.74%  0.87% 2.92%  1.08% 0.54%  -1.94% 0.56%  6.59%
------------ ------ ----- ------ ----- ------ ------ ----- ------ ----- ------ ------ ----- ---------

*Represents the monthly and full calendar year performance of the Index based on, as applicable to the relevant or annual measurement period, the hypothetical back tested daily Index closing levels from December 31, 2009 to
October 22, 2010, and the actual historical performance of the index based on the daily closing levels from October 29, 2010 to March 31, 2014. See the last paragraph under "Notes" on page 2 for important information about the limitations of using hypothetical historical performance measures.

 iShares JP
                                                                  iShares iBoxx
 Morgan
Recent                                                            $ Investment
 USD
Index                      iShares                  iShares 20+     Grade
 Emerging   iShares SandP                   iShares DJ  iShares  JPMorgan
            SPDR SandP      Russell 2000 iShares MSCI Year Treasury  Corporate    iShares iBoxx $ High Yield iShares MSCI Emerging
 Markets    GSCI Cmdty-                   US Real    TIPS Bond Cash Index
Composition 500 ETF Trust   ETF        EAFE ETF      Bond ETF     Bond ETF       Corporate Bond ETF           Markets ETF
 Bond ETF   Indexed Trust SPDR Gold Trust Estate ETF  ETF      USD 3 Month
----------- ------------- ------------ ------------ ------------- ------------- -------------------------- ---------------------
 ---------- ------------- --------------- ---------- --------- -----------
   April 14  20.0%         0.0%         0.0%         15.0%        15.0%             20.0%                      0.0%
 20.0%       0.0%           0.0%          10.0%      0.0%       0.0%
----------- ------------- ------------ ------------ ------------- ------------- -------------------------- ---------------------
 ---------- ------------- --------------- ---------- --------- -----------
  March 14   20.0%        10.0%         0.0%         10.0%        20.0%             20.0%                      0.0%
 0.0%        0.0%           0.0%          0.0%       20.0%      0.0%
            ------------- ------------ ------------ ------------- -------------
 ---------- ------------- --------------- ---------- --------- -----------

April 03, 2014

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and Correlation -- March 31, 2014
                                        Three Year         Five Year      Ten Year Annualized Ten Year Annualized Ten Year Sharpe
 Ten Year
                                      Annualized Return Annualized Return      Return              Volatility         Ratio
 Correlation
------------------------------------- ----------------- ----------------- ------------------- ------------------- ---------------
 -----------
ETF Efficiente Index                       6.1%              7.0%               4.5%                5.8%              77.0%
 100.0%
------------------------------------- ----------------- ----------------- ------------------- ------------------- ---------------
 -----------
SandP 500 Index (Excess Return)             14.0%             20.4%               5.0%               20.4%              24.4%
 28.6%
------------------------------------- ----------------- ----------------- ------------------- ------------------- ---------------
 -----------
Barclays Aggregate Bond Index (Excess
                                           3.2%              4.2%               2.1%                3.8%              55.9%
 28.5%
Return)
------------------------------------- ----------------- ----------------- ------------------- ------------------- ---------------

Notes
Hypothetical, historical performance measures: Represent the performance of the
ETF Efficiente Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through October 28,
2010, and the actual historical performance of the ETFs based on the daily closing level from October 29, 2010 through March 31, 2014, as well as the performance of the SandP 500 Index (Excess Return), and the Barclays Aggregate
Bond Index (Excess Return) over the same periods. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded).
There is no guarantee the ETF Efficiente Index will outperform the SandP 500
Index (Excess Return), the Barclays Aggregate Bond Index (Excess Return) or any
alternative investment strategy. Sources: Bloomberg and JPMorgan.
SandP 500 Index (Excess Return) represents a hypothetical index constructed from the total returns of the SandP 500 Index with the returns of the Cash Index deducted. Barclays Aggregate Index (Excess Return) represents a hypothetical index constructed from the returns of the Barclays Aggregate Index with the returns of the Cash Index deducted.
Volatility: hypothetical, historical six-month annualized volatility levels are presented for informational purposes only. Volatility levels are calculated from the historical returns, as applicable to the relevant measurement period, of the ETF Efficiente, SandP 500 Index (Excess Return), and the Barclays
Aggregate Bond Index (Excess Return).
Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns since March 31, 2004. The Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

The back-tested, hypothetical, historical annualized volatility and index returns may use substitutes for any ETF that was not in existence or did not meet the liquidity standards at that particular time.
The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis. Source: Bloomberg and
JPMorgan.

Key Risks

  There are risks associated with a momentum-based  investment strategy--The
ETF Efficiente Index (the "Strategy") is different from a strategy that seeks long-term  exposure to a portfolio consisting of constant components with fixed weights.  The Strategy may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.

  Correlation of performances among the basket constituents may reduce the performance of strategy--performances among the basket constituents comprising the index from time to time (the "Basket Constituents") may become highly correlated from time to time during the term of your investment.  High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type that have a substantial weighting in the Strategy could have a material adverse effect on the performance of the
Strategy.

  Our affiliate, JPMS PLC, is the Calculation Agent and may adjust the Index in a way that affects its level--The  policies and judgments for which JPMSL is responsible could have an impact, positive or negative, on the level of the
Index and the value of your investment.  JPMSL is under no obligation to consider your interest as an investor with returns linked to the Index.

 The Index may not be successful, may not outperform any alternative strategy related to the Basket Constituents, or may not achieve its target volatility of
5%.

 The investment strategy involves monthly rebalancing and maximum weighting caps applied to the Basket Constituents by asset type and geographical region that may reduce your return.

 Changes in the value of the Basket Constituents may offset each other.

 An investment linked to the Index is subject to risks associated with non-U.
S.  securities markets, such as emerging markets and currency exchange risk.
The Index was established on October 29, 2010 and has a limited operating history  The Index may be partially uninvested. Any uninvested portion will earn no return.
 The Index has an adjustment factor fee, which causes the Index to trail the value of a hypothetical identically constituted synthetic portfolio without a similar fee.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.
For more information on the Index and for additional key risk information see
Page 9 of the Strategy Guide at

http://www.sec.gov/Archives/edgar/data/19617/000095010313004247/crt_dp39512-fwp
..pdf

DISCLAIMER
JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free
(866) 535-9248.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-177923

J. P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com